Exhibit 5(b) Forms of Rider for the ULTRALIFE flexible premium variable life insurance policy.

                           ACCELERATED BENEFITS RIDER



BENEFITS PAID UNDER THE TERMS OF THIS RIDER WILL REDUCE THE DEATH BENEFIT AND VALUES OF THE LIFE INSURANCE POLICY TO WHICH THIS RIDER IS ATTACHED AND RENDER THOSE PROVISIONS OF THE POLICY FOR LOANS, WITHDRAWALS OR SURRENDER FOR CASH NULL AND VOID. RECEIPT OF THIS BENEFIT MAY ALSO AFFECT YOUR INCOME TAX STATUS OR YOUR ELIGIBILITY FOR STATE OR FEDERAL BENEFITS. YOU SHOULD CONSULT YOUR PERSONAL TAX ADVISOR OR THE SOCIAL SECURITY ADMINISTRATION PRIOR TO REQUESTING THIS BENEFIT.

BENEFIT - While this rider is in force the owner may make a one time election for payment in advance of a portion or all of the death benefit of the policy to which this rider is attached if the Insured is diagnosed as having a terminal illness.

TERMINAL ILLNESS - Is a medical condition that, with a reasonable degree of medical certainty, will result in the death of the Insured in six months or less from the date a physician's statement is received by us.

PROOF OF TERMINAL ILLNESS - We will require proof, satisfactory to us, that the Insured is terminally ill. Proof will include a completed claim form and written statement from a licensed physician. We also reserve the right to obtain a second medical opinion at our expense.

ACCELERATED BENEFIT AMOUNT - The accelerated benefits amount available to be paid to the owner will be equal to 96% of the death benefit of the policy to which this rider is attached plus 96% of the death benefit of any term riders on the Insured's life attached to this policy. The accelerated benefit amount payable is subject to a maximum of $500,000.

PAID-UP INSURANCE AMOUNT - Any part of the death benefit not requested by the owner as an accelerated benefit will be used to provide fully paid up insurance payable to the beneficiary at the time of the Insured's death. The maturity date of the paid up insurance will be the same date as the maturity date of the policy to which this rider is attached.

METHOD OF PAYMENT - The accelerated benefit will be paid as a lump sum, unless the owner requests payment in an alternative form that is approved by us.

PAID-UP INSURANCE SURRENDER FOR CASH - At any time while the paid up insurance is in force the owner may request that it be surrendered for its cash value. The cash value will be the then present value of the remaining paid up insurance based on the Commissioners 1980 Standard Ordinary Mortality Table and interest at 5.75%.

EXCLUSIONS - Accelerated benefits will not be available if:
    (a) the medical condition is the result of an intentionally self-inflicted injury; or
    (b) all or part of the proceeds have been awarded to a former spouse as a part of a divorce decree.

We will require the signature of an irrevocable beneficiary or an assignee prior to releasing any accelerated benefits.

EFFECTIVE DATE - The date of issue of this rider is the date of issue of this policy.

TERMINATION - If this accelerated benefit is elected, the policy and all riders attached to the policy will terminate. Any rider attached to this policy, providing coverage on a member of the Insured's family, that has a conversion right may be converted.

Thisrider will terminate the earliest of the following: (a) when the accelerated benefit is paid; or (b) termination of the policy; or (c) the maturity date of the policy; or (d) the end of the grace period of an unpaid premium.

GENERAL - This rider is a part of the policy to which it is attached. It is subject to all of the policy provisions that are not inconsistent with the rider provisions.

United of Omaha Life Insurance Company

/s/ John W. Weekly
President and Chief Executive Officer

                         ACCIDENTAL DEATH BENEFIT RIDER

BENEFIT -- When we receive proof that the Insured died while this rider was in force and that death resulted directly and independently of all other causes from accidental bodily injury, we will pay to the beneficiary the amount shown for this benefit on page 3. This amount will be in addition to all other benefits provided by this policy.

EXCLUSIONS -- This benefit will not be paid if death resulted from any of the following: (a) injuries intentionally self-inflicted while sane or insane;
      (b) injuries resulting from the commission of a felonious act by the Insured; (c) injuries resulting from operating, riding in or descending from any kind of aircraft if the Insured:
           (1)  is a pilot, officer or member of the crew;
           (2) is being flown for the purpose of descent from the aircraft while in flight; (3) is giving or receiving any kind of training or instruction; or (4) has any duties aboard the aircraft;
      (d) injuries resulting from an act of declared or undeclared war; (e) bodily or mental infirmity; or (f) the voluntary taking of any drug, narcotic or hallucinogen other than one prescribed by a physician as medication for the Insured; or
      (g) injuries sustained as a result of the Insured's intoxication.

INCONTESTABILITY -- We will not contest the validity of this rider after it has been in force during the lifetime of the Insured for two years from its date of issue. The date of issue of this rider is the date of issue of this policy or the effective date shown for this rider on page 3 if added later.

TERMINATION -- This rider will terminate:
      (a) on the policy  anniversary  following the Insured's 65th birthday;  or
      (b) at the expiration of the grace period.

This rider may also be terminated by written request of the owner and return of this policy to us. The monthly deduction amount for this policy will be reduced by the cost of the rider shown on the back of this page.

GENERAL -- If you have chosen a method for payment of the policy proceeds, that method will apply to any amount payable under this rider unless you have specified otherwise.

This rider is a part of the policy to which it is attached. It is subject to all of the policy provisions which are not inconsistent with the rider provisions.

                                         United of Omaha Life Insurance Company

                                          /s/ M. Jane Huerter
                                             Secretary


                                     (over)

--------------------------------------------------------------------------------

                            TABLE OF MONTHLY CHARGES
                   FOR EACH $1,000 OF ACCIDENTAL DEATH BENEFIT
 -------------------------------------------------------------------------------

      ATTAINED                 MALE/                 ATTAINED          MALE/
         AGE                  FEMALE                   AGE            FEMALE
---------------------- -------------------- --------------------- --------------

          1                     .08                   36                 .08
          2                     .08                   37                 .08
          3                     .08                   38                 .08
          4                     .08                   39                 .09
          5                     .08                   40                 .09

          6                     .08                   41                 .09
          7                     .08                   42                 .09
          8                     .08                   43                 .09
          9                     .08                   44                 .09
         10                     .08                   45                 .10

         11                     .08                   46                 .10
         12                     .08                   47                 .10
         13                     .08                   48                 .10
         14                     .08                   49                 .11
         15                     .08                   50                 .11

         16                     .08                   51                 .11
         17                     .08                   52                 .11
         18                     .08                   53                 .12
         19                     .08                   54                 .12
         20                     .08                   55                 .12

         21                     .08                   56                 .13
         22                     .08                   57                 .14
         23                     .08                   58                 .15
         24                     .08                   59                 .16
         25                     .08                   60                 .17

         26                     .08                   61                 .18
         27                     .08                   62                 .18
         28                     .08                   63                 .18
         29                     .08                   64                 .18
         30                     .08

         31                     .08
         32                     .08
         33                     .08
         34                     .08
         35                     .08

---------------- ---------------- ---------------- ------------------------

                            TERM LIFE INSURANCE RIDER
                              ON ADDITIONAL INSURED
                            RENEWABLE AND CONVERTIBLE

This rider is part of the policy to which it is attached. It is subject to all of the policy provisions which are not inconsistent with the rider provisions. The rider is convertible prior to age 75 and renewable to age 100.

DEFINITIONS --

       ADDITIONAL INSURED - the person you name as Additional Insured in the application for this rider.

       INSURED - the person insured under the policy and named as Insured on the policy data page.

       BENEFICIARY - the person, persons, or entity you name to receive the rider benefit.

RIDER BENEFIT -- When we receive proof that the Additional Insured died while this rider was in force, we will pay to the beneficiary the benefit amount for this rider then in effect. The rider benefit amount at issue is shown on the policy data page.

CONSIDERATION -- This rider is attached to this policy based on the application and payment of this rider's cost of insurance. The rider's cost of insurance will be included in the monthly deduction amount as described in the policy.

RIDER COST OF INSURANCE -- The rider cost of insurance equals the rider benefit amount, multiplied by the cost of insurance charge for each $1,000 of benefit amount, divided by 1,000. The guaranteed monthly cost of insurance charge for each $1,000 is shown on the policy data page. This charge is based on the Additional Insured's attained age, sex, and rating class. We may use cost of insurance charges less than those shown on the policy data page.

DECREASE IN RIDER BENEFIT AMOUNT -- After the first policy year you may decrease the rider's benefit amount once each policy year, provided that the change does not reduce the benefit below the minimum benefit amount then allowed by us.

Any decrease in benefit amount will become effective on the monthly deduction date next following approval of the change by us. An amendment showing the benefit amount in effect after the change will be sent to you.

CONVERSION PRIVILEGE -- This rider may be converted to a new whole life policy on the life of the Additional Insured if the Additional Insured has not then attained age 75. The rider may be converted:
     (a) at any time while this policy and this rider are in force; or (b) if the Additional Insured is a person other than the Insured, within 60 days after the Insured dies. If the Additional Insured dies during this 60-day period and before a new policy is issued, we will pay the rider benefit less any unpaid monthly cost of insurance charges for the rider.

No evidence of insurability will be needed for the conversion. The new policy may be any form of whole life insurance being issued by us at that time. The face amount of the new policy may not be greater than the benefit amount then in effect for this rider.

Conversion is subject to:
      (a) this policy and this rider being in force; (b) return of this policy and this rider to us; (c) receipt by us of an application for conversion; and (d) payment of the initial premium for the new policy.

The new policy will be based on the Additional Insured's attained age on the conversion date. The conversion date will be the date of issue of the new policy. The policy form and premium amount will be those being used by us for the same risk class as this rider.

Rider benefits may be included in the new policy only at our option. Premiums for the new policy will not be waived because of any existing disability.

MISSTATEMENT OF AGE OR SEX -- If the age or sex of the Additional Insured has been misstated, the rider benefit will be the amount which would be purchased by the most recent cost of insurance charges at the correct age and sex.

INCONTESTABILITY -- We will not contest the validity of this rider after it has been in force during the lifetime of the Additional Insured for two year from its date of issue. The date of issue of this rider is the date of issue of this policy.

SUICIDE -- The rider benefit will not be paid if the Additional Insured's death results from suicide, while sane or insane, within two years from the date of issue. Instead we will pay the sum of the cost of insurance deductions for this rider.

NONPARTICIPATING -- This rider does not pay dividends.

TERMINATION -- This rider will terminate on the earliest of the following: (a) the expiration date of this rider shown on the policy data page; (b) the date this rider is converted to a new policy; (c) the monthly deduction date next following the date we receive your written request to terminate the rider; (d) the date this policy terminates or is surrendered; or (e) the date the Insured dies, subject to the CONVERSION PRIVILEGE provision.

                                        United of Omaha Life Insurance Company
                                                           /s/ M. Jane Huerter
                                                           Secretary

                                DISABILITY RIDER

BENEFIT -- When we receive proof that disability of the Insured began while this rider was in force and has continued for six months or more, we will:
    (a) increase your cash value by any monthly deduction amounts that had been paid for the period of disability after the policy month in which disability began. Interest for these amounts will be added to your cash value.
    (b) waive future payments of the monthly deduction amount for this policy during the time the Insured is disabled until the maturity date of this policy.

Monthly deduction amounts paid for a period more than 12 months before the date notice of disability is received by us will not be waived.

If disability begins during a grace period while this rider is in force and ends in the death of the Insured before the disability has continued for six months, we, upon receipt of proof of such disability and death, will continue this policy in force until the time of death. Any unpaid monthly deduction amounts will be deducted from the death benefit.

DEFINITION OF DISABILITY -- Disability means incapacity which:
    (a) results from either bodily injury sustained or disease first manifested while this rider is in force;
    (b) begins after the date of issue of this rider and before the policy anniversary date following the Insured's 60th birthday; and
    (c) prevents the Insured from doing for pay or profit any activity for which the Insured is qualified by training, education or experience.

NOTICE OF  DISABILITY -- Written  notice of disability  must be given to us: (a)
    during the lifetime of the Insured; (b) during the continuance of disability; (c) before the policy anniversary date after the Insured's 61st birthday;and (d) not later than 12 months after the termination of this rider.

If it is shown that it was not reasonably possible to give timely notice, and it was given as soon as possible, the notice will be considered as if given in time.

PROOF OF CONTINUANCE OF DISABILITY -- We may require proof of the continuance of disability. This proof may include that the Insured be examined at reasonable intervals at our expense. After disability has continued for two years, proof will be required only once a year. If the Insured fails to furnish proof, no further monthly deduction amounts will be waived.

EXCLUSIONS -- This rider is not effective if disability results from: (a) an act of declared or undeclared war; or (b) intentional self-inflicted injuries.

INCONTESTABILITY -- We will not contest the validity of this rider after it has been in force during the lifetime of the Insured for two years from its date of issue. The date of issue of this rider is the date of issue of this policy or the effective date shown for this rider on the data page if added later.

TERMINATION -- This rider will terminate:
    (a) on the policy anniversary following the Insured's 60th birthday; or (b) at the expiration of the grace period.

This rider may also be terminated by written request of the owner and return of this policy to us. The monthly deduction amount for this policy will be reduced by the cost of the rider shown below.

GENERAL -- This rider is a part of the policy to which it is attached. It is subject to all of the policy provisions which are not inconsistent with the rider provisions.

                                DISABILITY RIDER


 -------------------------------------------------------------------------------

                         TABLE OF MONTHLY CHARGES FOR EACH $1.00
                               OF MONTHLY DEDUCTION AMOUNT
 -------------------------------------------------------------------------------

                   MALE                                       FEMALE


     ATTAINED            CHARGE FOR            ATTAINED         CHARGE FOR
        AGE              EACH $1.00              AGE            EACH $1.00
        ---              ----------              ---            ----------

 ------------------ ------------------ ----------------------- -----------------

       16-40                 .07               16-30                    .07
        41                   .08               31-40                    .09
        42                   .08                 41                     .10
        43                   .08                 42                     .11
        44                   .09                 43                     .11
        45                   .09                 44                     .11
        46                   .09                 45                     .12
        47                   .09                 46                     .13
        48                   .10                 47                     .13
        49                   .10                 48                     .14
        50                   .11                 49                     .15
        51                   .13                 50                     .16
        52                   .14                 51                     .19
        53                   .16                 52                     .21
        54                   .19                 53                     .24
        55                   .22                 54                     .27
        56                   .25                 55                     .31
        57                   .27                 56                     .36
        58                   .29                 57                     .39
        59                   .32                 58                     .43
                                                 59                     .46
 ------------------ ------------------ ----------------------- -----------------


                                          United of Omaha Life Insurance Company
                                                        /s/ M. Jane Huerter
                                                                       Secretary

                     UNITED OF OMAHA LIFE INSURANCE COMPANY

                        WAIVER OF SURRENDER CHARGES RIDER

This rider is made a part of the policy to which it is attached. It is subject to all of the policy provisions that are not inconsistent with the rider provisions. The rider is effective as of the policy's date of issue.

THE FOLLOWING PROVISIONS ARE HEREBY ADDED TO THE POLICY:

WAIVER OF SURRENDER CHARGES FOR PARTIAL WITHDRAWALS

We will waive applicable surrender charges if:

    (a) you request a partial withdrawal under the following conditions; and (b) you qualify as described below.

DEATH OF SPOUSE OR MINOR DEPENDENT - We will waive applicable surrender charges for one partial withdrawal made within six months of your spouse's or minor dependent's death. You must submit a certified copy of the death certificate or other proof of death satisfactory to us. You may exercise this waiver only once for a spouse and once for each minor dependent.

DISABILITY - We will waive applicable surrender charges if you send us a copy of the form or letter showing approval of your claim for Social Security Disability Benefits. We may also ask for proof of continued disability through the date of the partial withdrawal. We reserve the right to have you examined by a doctor of our choice, at our expense.

You do not qualify for this waiver if you are receiving Social Security Disability Benefits on this policy's date of issue. You no longer qualify for this waiver on or after your 65th birthday.

HOSPITAL OR NURSING HOME CONFINEMENT - We will waive applicable surrender charges if you are confined at the recommendation of a physician for medically necessary reasons for at least 30 consecutive days to:

    (a) a hospital licensed or recognized as a general hospital by the proper authority of the state in which it is located; or
    (b) a hospital recognized as a general hospital by the Joint Commission on the Accreditation of Hospitals; or
    (c) a place certified as a hospital by Medicare; or
    (d) a nursing home licensed by the state having a registered nurse on duty 24 hours a day; or
    (e) a place certified by Medicare as a long term care facility.

You must provide proof of confinement and request the partial withdrawal no later than 91 days after the last day of confinement.

You are not eligible for this waiver if you are confined to a hospital or nursing home on this policy's date of issue.

ORGAN TRANSPLANT - We will waive applicable surrender charges if you undergo transplant surgery as an organ donor or recipient for the following body organs:

    (a) heart;
    (b) liver;
    (c) lung;
    (d) kidney;
    (e) pancreas; or
    (f) bone marrow (recipient only).

Within 91 days of your surgery you must submit a letter from a licensed physician other than an owner or insured under this policy. The letter must state that you have undergone transplant surgery for any of the organs listed above. We reserve the right to have you examined by a physician of our choice at our expense. You may exercise this waiver only once per transplant surgery.

RESIDENCE DAMAGE - We will waive applicable surrender charges if your primary residence suffers physical damage in the amount of $50,000 or more. You must submit a certified copy of a licensed appraiser's report, stating the amount of the damage. The certified copy must be submitted within 91 days of the date of the appraiser's report. We reserve the right to obtain a second opinion by having your residence inspected by a licensed appraiser of our choice at our expense. We may rely upon our appraiser's opinion. This waiver may be exercised only once.

TERMINAL ILLNESS - We will waive applicable surrender charges if you are diagnosed as having a terminal illness. A terminal illness is a medical condition that, with a reasonable degree of certainty, will result in your death within 12 months or less. You must send us a written statement from a licensed physician other than an owner or insured under this policy. We reserve the right to have you examined by a physician of our choice, at our expense.

You do not qualify for this waiver if you are diagnosed as having a terminal illness prior to or on this policy's date of issue.

UNEMPLOYMENT - We will waive applicable surrender charges if you send us a determination letter from the Department of Labor of the state where you live. The letter must state that you have received unemployment benefits for at least 60 consecutive days. You may exercise this waiver only once.

You do not qualify for this waiver if you are receiving unemployment benefits on this policy's date of issue.

                                       United of Omaha Life Insurance Company

                                        /s/ John W. Weekly
                                        President and Chief Executive Officer

THIS IS A FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. THE POLICY'S ACCUMULATION VALUE IN THE VARIABLE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE IN THAT ACCOUNT AND WILL INCREASE OR DECREASE DAILY. THE DOLLAR AMOUNT IS NOT GUARANTEED. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT. NO DIVIDENDS ARE PAYABLE.